CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our reports dated May 17, 2007 of Dreyfus Institutional Preferred Money Market Fund and Dreyfus Institutional Preferred Plus Money Market Fund, which is incorporated by reference in this Registration Statement (Form N-1A 333-26513 and 811-8211) of Dreyfus Institutional Preferred Money Market Funds.

ERNST & YOUNG LLP

New York, New York
December 4, 2007